Exhibit 99.1

Speedus Announces Third Quarter 2006 Results

November 14, 2006 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $4.5 million, or $0.28 per share on a fully diluted basis, for the nine months ended September 30, 2006 compared to a net loss of $3.2 million, or $0.20 per share on a fully diluted basis, for the nine months ended September 30, 2005. The loss before depreciation and amortization and benefit from income taxes was $3.9 million for the nine months ended September 30, 2006 compared to a loss before depreciation and amortization and benefit from income taxes of $2.9 million for the nine months ended September 30, 2005.

For the quarter ended September 30, 2006, the Company reported a net loss of $1.0 million, or $0.06 per share on a fully diluted basis, compared to a net loss of $0.9 million, or $0.06 per share on a fully diluted basis, for the quarter ended September 30, 2005. The loss before depreciation and amortization and benefit from income taxes was $0.8 million for the quarter ended September 30, 2006 compared to a loss before depreciation and amortization and benefit from income taxes of $1.0 million for the quarter ended September 30, 2005.

For the nine months ended September 30, 2006, total operating expenses, before depreciation and amortization, amounted to $4.8 million compared to $4.3 million for the nine months ended September 30, 2005. This increase is primarily a result of increases in non-cash stock based compensation, the Company’s wireless initiatives, including Wibiki, and patent litigation.

In September 2006, Zargis was selected by The Wall Street Journal as a runner-up in the Medical Devices category for Cardioscan®, the world’s first computer-aided stethoscope that aids physicians in identifying and evaluating murmurs and other heart sounds that may be indicative of cardiovascular disease. In selecting award winners, The Wall Street Journal’s panel of judges considered whether the submitted innovations represented breakthroughs from conventional methods, rather than just incremental improvements.

In October 2006, an abstract from a clinical study conducted by Zargis Medical in collaboration with The Johns Hopkins University School of Medicine was presented at the American Academy of Pediatrics National Conference & Exhibition in Atlanta. The study assessed the impact of the Cardioscan system on referral decisions made by primary care physicians regarding heart murmurs—which are potential signs of heart disease. In the study, a group of primary care physicians were able to reduce their rates of unnecessary referrals by an average of 41%. This indicates Cardioscan’s potential to generate a large reduction in wasted healthcare spending. The study also revealed a reduction in the physicians’ false negative rates by an average of 46%, suggesting that Cardioscan could increase a physician’s ability to identify those pathological heart conditions that are difficult to detect with a standard stethoscope.

Zargis has also been awarded a $101,000 contract by the U.S. Army to develop pilot-versions of a telemedicine system for use in cardiology. Under the terms of the contract, Zargis will develop prototypes of a system designed to record, synchronize and analyze heart sounds, lung sounds and ECG signals in pediatric patients who are being cared for by remote military treatment facilities. The system will be fully integrated with an existing Army telehealth platform.

In May 2006, the Company filed two separate complaints against Cellco Partnership (d/b/a Verizon Wireless) in United States District Court for the Southern District of Florida, in which it asserts Verizon

Wireless is infringing two of its patents. Verizon Wireless is a joint venture of Verizon Communications Inc. and Vodafone Group PLC. In July and September 2006, these two cases were transferred to the United States District Court for the District of New Jersey. In June 2006, the Company also filed two separate complaints against Alltel Corp. in United States District Court for the Southern District of Florida, in which it asserts Alltel is infringing two of its patents. In October 2006, these two cases were consolidated.

Copies of publicly-available filings in connection with these law suits are available on Speedus’ web site at www.speedus.com/patent-infringement-litigation.php.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2005 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues	$210,179	$293,768	$638,318	$803,494

Expenses:
Selling, general and administrative	699,044	981,196	3,161,916	2,921,117
Research and development	482,199	389,238	1,384,346	1,085,507
Depreciation and amortization	174,272	229,473	617,665	692,849
Cost of sales	70,969	92,819	230,215	263,680

Total operating expenses	1,426,484	1,692,726	5,394,142	4,963,153

Operating loss	(1,216,305)	(1,398,958)	(4,755,824)	(4,159,659)

Investment income/(loss)	232,460	151,467	268,109	432,720
Minority interest	—	35,681	—	159,294

Earnings/(loss) before benefit from income taxes	(983,845)	(1,211,810)	(4,487,715)	(3,567,645)

Benefit from income taxes	—	321,539	—	321,539

Net loss	$(983,845)	$(890,271)	$(4,487,715)	$(3,246,106)

Per share:
Basic/diluted loss per common share	$(0.06)	$(0.06)	$(0.28)	$(0.20)

Weighted average common shares outstanding - basic/diluted	16,024,108	16,164,823	16,063,362	16,203,146

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$11,095,515	$18,563,088
United States Treasury bills	4,989,300	—
Marketable securities	242,201	1,174,825
Prepaid expenses and other	183,866	182,008

Total current assets	16,510,882	19,919,921
Property and equipment, net of accumulated depreciation of $464,694 and $321,256	663,853	426,201
Other intangible assets, net of accumulated amortization of $3,081,360 and $2,607,133	148,684	622,911
Other investments	800,000	800,000
Other assets	68,716	691,444

Total assets	$18,192,135	$22,460,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,500	$68,692
Accrued liabilities	928,325	1,215,859

Total current liabilities	1,015,825	1,284,551

Minority interest	—	—

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,750,174 shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	91,343,756	90,724,450
Treasury stock (at cost; 5,730,884 and 5,632,275 shares)	(6,016,070)	(5,884,863)
Accumulated deficit	(68,368,878)	(63,881,163)

Stockholders’ equity	17,176,310	21,175,926

Total liabilities and stockholders’ equity	$18,192,135	$22,460,477